Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 13, 2012, between NEWPAGE CORPORATION (“Company”) and GEORGE F. MARTIN (“Executive”). The Company and Executive agree as follows:

1.	Definitions.

1.1 “Base Salary” means Executive’s annual base salary, as in effect from time to time and described in Section 5.1.

1.2 “Board” means the board of directors of the Company.

1.3 “Bonus” means an annual bonus (whether paid in one or more installments) under the Bonus Plan.

1.4 “Bonus Plan” means the Company’s Executive Short-Term Incentive Plan for performance in 2012 (as in effect immediately prior to the Effective Date), the Company’s Short-Term Incentive Plan for performance beginning in 2013, and any other short-term bonus plan available generally to other senior executives of the Company that replaces or is in addition to either of the foregoing.

1.5 “Business” means (i) the business of manufacturing, selling or re-selling (as a manufacturer, distributor, converter, merchant, broker or otherwise) coated or uncoated paper products (including supercalendered and specialty paper) for printing, publication, labeling, packaging or other uses, or (ii) any related business in the forestry products or paper products industry in which New Page is engaged during the Term hereof.

1.6 “Cause” means, subject to the conditions below, (i) Executive’s conviction of (or plea of no contest or guilty to) a felony, (ii) Executive’s material breach of this Agreement, (iii) Executive’s willful failure to perform, in any material respect, Executive’s duties and responsibilities under this Agreement (other than any failure resulting from Executive’s physical or mental injury, illness or incapacity, whether or not constituting a Disability), (iv) Executive’s willful failure to comply, in any material respect, with any lawful policy adopted by the Company and communicated to Executive in writing, or (v) Executive’s willful misconduct in performing his material duties to the Company under this Agreement. Notwithstanding the foregoing:

(1) Any breach or failure described in clauses (ii), (iii) or (iv) above will constitute Cause only after (a) the Company delivers to Executive notice of the Company’s intention to terminate Executive’s employment for Cause, which notice describes in reasonable detail the alleged breach or failure constituting Cause and the related relevant facts and circumstances, and (b) Executive fails to cure that breach or failure within 10 business days following Executive’s receipt of the Company’s notice;

(2) Only a breach, failure or misconduct that occurs during the Term will constitute Cause; and

(3) Executive’s failure to meet performance goals will not constitute Cause.

1.7 “Change in Control” means the occurrence of any one or more of the following events:

(1) Any “person” (as that term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934),other than one or more Permitted Holders, is or becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate combined voting power of the Voting Stock of Holdings, but no Change in Control will be deemed to have occurred under this clause (1) as a result of (i) an acquisition by Holdings of its Voting Stock or (ii) a Business Combination (as defined below) that complies with clause (3)(ii) below;

(2) Upon and after the first public offering of common stock of Holdings, the members of the board of directors of Holdings immediately prior to the public offering (together with any new directors whose election or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors of Holdings immediately prior to the public offering or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Holdings;

(3) The consummation of a reorganization, merger, consolidation or sale or other disposition, directly or indirectly, of all or substantially all of the assets of Holdings (each, a “Business Combination”), in each case, unless, (i) the Person resulting from the Business Combination (including a Person that, as a result of the Business Combination, owns Holdings or all or substantially all of Holdings’ assets either directly or through one or more subsidiaries) is a Permitted Holder or a Person controlled by one or more Permitted Holders or (ii) immediately following the Business Combination, (1) the beneficial owners of the Voting Stock of the Company immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the aggregate combined voting power of the Voting Stock of the Person resulting from the Business Combination (including, without limitation, a Person that, as a result of the Business Combination, owns Holdings or all or substantially all of Holdings’ assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Voting Stock of Holdings and (2) at least a majority of the members of the board of directors of the Person resulting from the Business Combination (including a Person that, as a result of the Business Combination, owns Holdings or all or substantially all of Holdings’ assets either directly or through one or more Subsidiaries) were members of the board of directors of Holdings at the time of the execution of the initial agreement or of the action of the board of directors of Holdings providing for such Business Combination;

(4) Holdings ceases for any reason to be the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of the outstanding Voting Stock of the Company; or

(5) Holdings or the Company is liquidated or dissolved or a plan relating to the liquidation or dissolution of Holdings or the Company is adopted.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Compensated Termination” means a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason.

1.10 “Committee” means the compensation committee of the Board.

1.11 “Confidential Information” is defined in Section 7.2.

1.12 “Disability” means the good faith determination by the Company in accordance with applicable law and approved by the Committee based on information provided by a qualified medical doctor selected by the Company or its insurers and reasonably acceptable to Executive (the costs of such medical doctor to be borne by the Company), that, as a result of a physical or mental injury, illness or incapacity, Executive has been unable to substantially perform his duties and responsibilities under this Agreement, with or without reasonable accommodation, for a period of (i) 90 consecutive days, or (ii) 180 days in any one year period.

1.13 “Effective Date” is as defined in the Company’s Fourth Amended Joint Chapter 11 Plan, dated as of November 7, 2012, as amended or modified.

1.14 “Extended Benefit Period” means the period of time that certain benefits and obligations will continue beyond the Termination Date. The Extended Benefit Period following a Compensated Termination will be two years. If a timely offer is made by the Company pursuant to Section 6.2(c), the Extended Benefit Period following a Non-Compensated Termination will be determined by multiplying one year by the multiple of Base Salary offered by the Company pursuant to Section 6.2(c); provided that in no event shall such Extended Benefit Period exceed two years. If no timely offer is made by the Company pursuant to Section 6.2(c), the Extended Benefit Period following a Non-Compensated Termination will be zero; provided that the Extended Benefit Period following a termination of employment by the Company for Cause or by Executive without Good Reason will be no less than six months for purposes of Section 7 (whether or not the Company makes a timely offer pursuant to Section 6.2(c)), and, will be zero for purposes of Section 6 if the Company does not make a timely offer pursuant to Section 6.2(c). The Extended Benefit Period following a termination of employment due to death or Disability will be zero.

1.15 “Good Reason” means, subject to the conditions below, (i) a reduction in Base Salary or Target Bonus Percentage (in which case any and all payments made or required to be made to Executive as a result of any termination by Executive of his employment for Good Reason will be based on the Base Salary and Target Bonus Percentage in effect immediately prior to the reduction), (ii) a material failure by the Company to pay any Base Salary, Bonus or other compensation (including equity compensation) to Executive when due, (iii) a material adverse change in Executive’s title or a material diminution in Executive’s authority, (iv) a material reduction in the aggregate benefits to which Executive is entitled, other than any reduction related to a broader reduction in benefits by the Company that is not limited to any particular employee or executive, (v) the assignment to Executive of any material duty materially inconsistent with Executive’s position, (vi) the relocation of Executive’s principal place of employment to more than 50 miles from the location identified in Section 4.3, (vii) the failure of Holdings to grant the restricted stock units and non-qualified stock options as provided in award agreements between Executive and Holdings dated the Effective Date, as described in Section 5.3, or (viii) the Company’s breach of the directors and officers liability and indemnification provisions set forth in Section 5.8. Notwithstanding the foregoing, any occurrence, condition or event described in clauses (i) through (viii) above will constitute Good Reason only after (1) Executive delivers to the Company notice of Executive’s intention to terminate his employment for Good Reason, which notice describes in reasonable detail the alleged occurrence, condition or event constituting Good Reason and the related relevant facts and circumstances, and (2) the Company fails to cure that occurrence, condition or event within 10 business days following the Company’s receipt of Executive’s notice.

1.16 “Holdings” means NewPage Holdings Inc., a Delaware corporation.

1.17 “Holdings LTIP” means the NewPage Holdings Inc. 2012 Long-Term Incentive Plan.

1.18 “NewPage” means, collectively, the Company, Holdings and each of the other direct and indirect majority-owned subsidiaries or Holdings.

1.19 “Non-Compensated Termination” means (i) a termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, or (ii) a termination of this Agreement following notice of non-renewal of the Term by either party pursuant to Section 3.

1.20 “Permitted Holder” means each Person that, individually or together with one or more controlled affiliates of that Person, is the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of more than 5% of the aggregate combined voting power of the Voting Stock of Holdings on the Effective Date.

1.21 “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision of a governmental entity.

1.22 “Release” means a general release of claims in the form attached as Exhibit A.

1.23 “Section 409A” means section 409A of the Code, and the regulations promulgated under that section.

1.24 “Severance Bonus Amount” means the Bonus paid to Executive for the full calendar year prior to the calendar year in which the Termination Date occurs.

1.25 “Target Bonus Percentage” means the percentage of Base Salary used to calculate a Bonus at target performance levels, as that percentage is increased from time to time and described in Section 5.2.

1.26 “Term” means the term of this Agreement, as described in Section 3.

1.27 “Termination Date” means the date that Executive’s termination of employment becomes effective or the date this Agreement terminates, whichever is sooner.

1.28 “Voting Stock” of a Person means all classes of capital stock of that Person outstanding at the time of determination and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees, as applicable, of that Person.

2. Employment and Acceptance. As of the Effective Date, the Company will employ Executive and Executive accepts employment with the Company, subject to the terms of this Agreement.

3. Term. Subject to earlier termination as a result of a Compensated Termination, a Non-Compensated Termination or the death or Disability of Executive, the Term of this Agreement will commence on the Effective Date and end on the third anniversary of the Effective Date; provided, however, that, commencing on the third anniversary and on each subsequent anniversary of the Effective Date, the Term will automatically renew for an additional one-year period, unless either Executive or the Company provides notice of non-renewal to the other at least 120 days prior to the next renewal date.

4. Terms of Employment.

4.1 Title. Executive will serve in the capacity of President and Chief Executive Officer of the Company, which will be the most senior executive position in the Company. Executive shall also serve during the Term at the request of the Board in the most senior executive position for one or more other NewPage entities for no additional consideration.

4.2 Duties. Executive will report to the Board and will have the authority, duties and responsibilities that are customarily incident to the position of chief executive officer of the Company. Executive will devote all his full working-time and attention to the performance of those duties and responsibilities and to the promotion of the business and affairs of NewPage. This Section 4.2 does not prohibit Executive from (i) acting as an advisor to or a member of the board of directors of any civic or charitable organization or (ii) managing personal matters and investments, in each case, so long as those actions do not violate Section 7 or materially interfere with Executive’s performance of his duties and responsibilities under this Agreement. This Section 4.2 also does not prohibit Executive from acting as an advisor to or a member of the board of directors of an entity that is not engaged in the Business and that would or otherwise present a conflict of interest, subject to the prior approval of the Board.

4.3 Location. The principal place of Executive’s employment will be at the Company’s headquarters, located in the Miamisburg, Ohio area.

5. Compensation by the Company. The Company will pay to Executive the amounts and provide to Executive the benefits described in this Section 5, subject to Section 8.10.

5.1 Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company will pay to Executive a Base Salary of $750,000 in accordance with the regular payroll practices of the Company, as may be increased from time to time by the Committee in its discretion.

5.2 Bonus. Executive will participate in the Bonus Plan for performance periods during the Term. Executive’s Bonus will be based on a Target Bonus Percentage of 100% and a maximum percentage of 200%, or such higher percentages as may be approved from time to time by the Committee. The Bonus for the second half of 2012 under the Bonus Plan will be based on Adjusted EBITDA targets previously established and in effect immediately prior to the Effective Date. The Bonus for 2013 and for future periods will be based on the metrics and the achievement of goals established from time to time by the Committee. Each Bonus will be paid in accordance with the Bonus Plan.

5.3 Equity Awards. As of the Effective Date, Executive will receive a grant of restricted stock units and non-qualified stock options as provided in award agreements between Executive and Holdings dated the Effective Date pursuant to the terms of the Holdings LTIP. Executive will also be eligible to receive additional awards under the Holdings LTIP or any other long-term equity incentive plan available generally to other senior executives of the Company that replaces or is in addition to the Holdings LTIP, as determined from time to time by the Committee.

5.4 Financial Planning. During the Term, Executive will be eligible to receive at his option financial planning assistance from the Company’s designated provider if and for so long as similar assistance is made available to other senior executives of the Company, under terms and conditions established from time to time by the Company.

5.5 Participation in Employee Benefit Plans. During the Term, Executive will be eligible to participate in the Company’s employee benefit plans and programs that may be available to other senior executives of the Company from time to time.

5.6 Vacation. During each calendar year during the Term, Executive will be entitled to paid vacation for the greater of five weeks or Executive’s annual vacation entitlement as in effect immediately prior to the Effective Date (but in no event more than six weeks). Vacation days will be prorated for any partial calendar year based on the number of days elapsed in that year. Executive is not entitled to payment for unused vacation days upon the termination of his employment except as stated in Section 6. The accrual and carry-over of any remaining vacation days will be in accordance with Company policy from time to time in effect.

5.7 Expense Reimbursement. During the Term, Executive is authorized to incur reasonable and appropriate business expenses in connection with carrying out his duties and responsibilities under this Agreement and the Company will promptly reimburse him for all those expenses, subject to documentation in accordance with the policies of the Company as in effect from time to time.

5.8 Indemnification. The Company will cause directors and officers liability insurance coverage to be provided to Executive on terms no less favorable than the coverage provided to other senior executive officers and members of the board of directors of Holdings and its subsidiaries. The Company will indemnify Executive as provided in its charter and bylaws.

6. Termination of Employment.

6.1 Compensated Termination.

(a) Executive will be entitled to receive each of the following payments and benefits upon a Compensated Termination in lieu of any payments or benefits to which Executive would otherwise be entitled under any Company severance plan, subject to and contingent upon Executive’s compliance with this Section 6 and Section 7:

(1)	Any unpaid Base Salary and any accrued but unused vacation pay through the Termination Date, and any Bonus earned but unpaid with respect to the year prior to the calendar year in which the Termination Date occurs, with the amount and timing of payment to be determined in accordance with the terms of the Bonus Plan (without regard to any requirement that Executive be employed either on the date the amount of such Bonus is finally determined or the date on which such Bonus is paid).

(2)	A pro rata Bonus for the calendar year in which the Termination Date occurs (to the extent not already received), calculated by multiplying the Severance Bonus Amount by a fraction, the numerator of which is the number of days in the current calendar year through the Termination Date and the denominator of which is 365.

(3)	An amount equal to (a) two times Base Salary, if no Change in Control has occurred within one year prior to the Termination Date, or (b) three times Base Salary, if the Termination Date occurs within one year after a Change in Control has occurred.

(4)

Executive’s medical, dental, and vision coverage will continue through the end of the calendar month in which the Termination Date occurs. Executive may elect to continue his medical, dental, and vision coverage beyond that date by electing coverage under COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1985). If Executive elects COBRA coverage, medical, dental, and vision benefits will commence on the first day of the calendar month following the Termination Date, and will continue for the Extended Benefit Period on the same basis as those benefits were provided to Executive and his eligible dependents as an active employee (including any subsequent changes in coverage that are applicable generally to similarly-situated active employees). The Company will reduce Executive’s cost for COBRA coverage to the amount that Executive would have paid for these benefits as an active employee (including any subsequent changes in rates that are applicable generally to similarly-situated active employees). If Executive does not timely elect COBRA coverage, Executive’s medical, dental, and vision coverage will terminate at the end of the calendar month in which the Termination Date occurs. If Executive timely elects but subsequently terminates COBRA coverage, Executive’s medical, dental, and vision coverage will terminate when COBRA coverage terminates.

(5)	Outplacement services substantially similar to those provided pursuant to the terms of the Company’s severance plan for up to 12 months after the Termination Date.

(6)	Accrued benefits pursuant to the terms of Company’s deferred compensation, retirement, health, welfare and other similar benefit plans, programs and arrangements.

(7)	Reimbursement of business expenses through the Termination Date in accordance with Section 5.7.

Notwithstanding anything to the contrary in this Agreement, the Company will have no obligation to pay any amounts or provide any benefits described in this Section 6.1(a) if Executive breaches any of his obligations under Section 7.

(b) Subject to Section 8.10, the Company will pay the Base Salary and vacation amounts described in Section 6.1(a)(1) and (7) (subject to the submission of appropriate evidence of business expenses) within 10 business days after the Termination Date (unless an earlier date is required by law).

(c) Subject to Section 8.10, the Company will pay the amounts described in Sections 6.1(a)(2) and 6.1(a)(3) and provide the benefits described in Sections 6.1(a)(4) and 6.1(a)(5) only after Executive executes and delivers a Release that becomes irrevocable according to its terms, within the time periods described below. Within 45 days after the Termination Date (the “Delivery Deadline”), Executive must deliver to the Company either an executed Release or a notice stating that Executive has a good faith, bona fide dispute regarding his employment or the termination of his employment with the Company (“Dispute Notice”). If Executive delivers an executed Release by the Delivery Deadline and does not subsequently revoke it, the Company will pay the amounts described in Sections 6.1(a)(2) and 6.1(a)(3) in a lump sum on the first business day that is 60 days after the Termination Date (except that, as permitted by Section 409A, the Company may, in its sole discretion, make the lump sum payment at the end of the calendar month in which the 30th day after the Termination Date occurs). If Executive delivers a Dispute Notice by the Delivery Deadline, the Company will, as permitted by Section 409A, pay the amounts described in Sections 6.1(a)(2) and 6.1(a)(3) in a lump sum within 30 days after the date that the dispute is resolved and an executed Release is delivered and becomes irrevocable in accordance with its terms (the “Resolution Date”), but in no event later than the calendar year in which the Resolution Date occurs. Executive will be deemed to have waived the amounts described in Sections 6.1(a)(2) and 6.1(a)(3) and the benefits described in Sections 6.1(a)(4) and 6.1(a)(5), and the Company will have no further obligation to pay those amounts or provide those benefits (except as and to the extent required by law), if (i) Executive fails to deliver either an executed Release or a Dispute Notice by the Delivery Deadline, or (ii) having timely delivered an executed Release, Executive revokes the Release and does not deliver a Dispute Notice by the Delivery Deadline, or (iii) having timely delivered a Dispute Notice, the dispute is not resolved, or (iv) having timely delivered a Dispute Notice, the dispute is resolved and Executive fails to deliver an executed Release or revokes the Release once delivered, or (v) having timely delivered a Dispute Notice, the dispute is resolved in a manner that terminates any further obligations under Sections 6.1(a)(2) through 6.1(a)(5).

(d) Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the Executive by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provided, however, that the Company shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to the Executive of such Payments without the application of an Excise Tax. If the Payments are so reduced, then unless the Executive shall have given prior written notice to the Company specifying a different order by which to effectuate the reduction, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. The determination of whether the Payments shall be reduced as provided in this Section 6.1(d) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within 10 days after the first of the following events to occur and as a result cause a distribution of the Payments: (A) the change in ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) and (B) Executive’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion to the Company that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.

6.2 Non-Compensated Termination.

(a) Executive will be entitled to receive each of the following payments and benefits upon a Non-Compensated Termination and will not be eligible to receive any payments or benefits under any Company severance plan:

(1)	(i) Any unpaid Base Salary and any accrued but unused vacation pay through the Termination Date, and, (ii) upon a Non-Compensated Termination resulting from a notice of non-renewal of the Term by the Company pursuant to Section 3, Executive’s Bonus with respect to the calendar year in which the Term ends, with the amount and timing of payment to be determined in accordance with the terms of the Bonus Plan (without regard to any requirement that Executive be employed either on the date such Bonus is earned, on the date the amount of such Bonus is finally determined or on the date on which such Bonus is paid).

(2)	Accrued benefits pursuant to the terms of the Company’s deferred compensation, retirement, health, welfare and other similar benefit plans, programs and arrangements.

(3)	Reimbursement of business expenses through the Termination Date in accordance with Section 5.7.

(b) Subject to Section 8.10, the Company will pay the Base Salary and vacation amounts described in Section 6.2(a)(1) and (3) (subject to the submission of appropriate evidence of business expenses) in a lump sum within 10 business days after the Termination Date (unless an earlier date is required by law).

(c) On or prior to the Termination Date associated with a Non-Compensated Termination, or, in the case of a termination by Executive without Good Reason, within three days of such termination without Good Reason, the Company may at its option present to Executive a written offer to provide, subject to and contingent upon Executive’s compliance with this Section 6.2 and Section 7, (i) a lump sum severance payment based on a multiple of Base Salary as described in the Company’s offer, (ii) a pro rata Bonus for the year in which the Termination Date occurs, calculated as described in Section 6.1(a)(2), and (iii) continuation of Executive’s medical, dental, and vision coverage as described in Section 6.1(a)(4) during the duration of the Extended Benefit Period. The additional payments and benefits described in this Section 6.2(c) will be provided in accordance with, and subject to, the terms of Section 6.1(c), including delivery of a Release that has not been revoked. If the Company submits an offer pursuant to this Section 6.2(c), Executive’s obligations under Sections 7.4 and 7.5 will continue for the Extended Benefit Period regardless of whether the Company’s offer is accepted and regardless of whether Executive complies with the conditions in this Section 6.2(c), including delivery of a Release that has not been revoked. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason and no timely offer is made by the Company pursuant to this Section 6.2(c), Executive’s obligations under Sections 7.4 and 7.5 will continue for a period of six months after the Termination Date.

6.3 Termination Due to Death or Disability. Executive or Executive’s legal representatives (as appropriate) will be entitled to receive each of the following payments and benefits in lieu of any payments or benefits to which Executive would otherwise be entitled under any Company severance plan if during the Term Executive dies or the Company terminates Executive’s employment on account of Executive’s Disability:

(1)	Any unpaid Base Salary and any accrued but unused vacation pay through the Termination Date, and any Bonus earned but unpaid with respect to the year prior to the calendar year prior to the calendar year in which the Termination Date occurs, with the amount and timing of payment to be determined in accordance with the terms of the Bonus Plan (without regard to any requirement that Executive be employed either on the date the amount of such Bonus is finally determined or the date on which such Bonus is paid).

(2)	A pro rata bonus for the calendar year in which the Termination Date occurs (to the extent not already received), calculated by multiplying the Severance Bonus Amount by a fraction, the numerator of which is the number of days in the current calendar year through the Termination Date and the denominator of which is 365.

(3)	Accrued benefits pursuant to the terms of Company’s deferred compensation, retirement, health, welfare and other similar benefit plans, programs and arrangements.

(4)	Reimbursement of business expenses through the Termination Date in accordance with Section 5.7.

Subject to Section 8.10, the Company will pay the amounts in clauses (1) and (2) of this Section 6.3 in a lump sum within 10 business days after the Termination Date (unless an earlier date is required by law).

6.4 No Mitigation. The obligations of the Company to Executive that arise upon the termination of his employment pursuant to this Section 6 will not be subject to mitigation or offset, except as provided in Section 7.6 or elsewhere in this Agreement.

6.5 Removal from any Boards and Positions. Upon termination of Executive’s employment for any reason under this Agreement, he will be deemed to resign as of the Termination Date (1) as a member of the Board or the board of directors of the any other NewPage entity to which Executive has been or may be elected or nominated, (2) as a member of any other board to which he has been or may be elected or nominated by or on behalf of the Company, and (3) as an officer of, as a member of any committee or team of, and from any other position with, any NewPage entity.

6.6 Return of Company Property. As requested by the Company and at the Company’s expense, from time to time and upon the termination of Executive’s employment for any reason, Executive will promptly deliver to the Company (i) all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within his control (including memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of that material, and (ii) all computers, mobile telephones, keys, credit cards, vehicles and other tangible personal property belonging to NewPage in Executive’s care, custody or control. If requested by the Company, Executive will provide the Company with written confirmation that all required materials and property have been delivered to the Company as provided in this Section 6.6.

7. Restrictions and Obligations.

7.1 Non-Disparagement. Except (i) as required by law or order of a court or governmental agency having jurisdiction or (ii) to report, in good faith, an impropriety or financial wrongdoing affecting the business of NewPage, in each case, Executive will not at any time publish or communicate to any Person any remarks, comments or statements concerning NewPage and its present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, that disparage or impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged. The Company will not, and will cause Holdings and each of the respective directors and officers of the Company and Holdings not to, at any time, publish or communicate to any Person any remarks, comments or statements concerning Executive that disparage or impugn the character, honesty, integrity, morality or business acumen or abilities of Executive.

7.2 Confidential Information. During the course of Executive’s employment under this Agreement, Executive will have access to certain trade secrets and confidential information relating to NewPage that is not readily available from sources outside NewPage, including their customer, supplier and vendor lists, contract terms, databases, competitive strategies, computer programs, frameworks, and models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data), business plans and strategies (including acquisition and divestiture plans), environmental and other regulatory matters and any other information, whether communicated orally, electronically, in writing or in other tangible forms, concerning how NewPage creates, develops, acquires or maintains products and marketing plans, targets potential customers and operates the Business (collectively, “Confidential Information”). Executive acknowledges that Confidential Information constitutes valuable, highly confidential, special and unique property of NewPage. NewPage has invested, and continues to invest, considerable amounts of time and money in developing and maintaining Confidential Information, and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm NewPage. Executive will hold in a fiduciary capacity for the benefit of NewPage all Confidential Information that is obtained by Executive during Executive’s employment by NewPage and that does not become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency having jurisdiction, Executive will not during or after the Term disclose any Confidential Information, directly or indirectly, to any Person for any reason or purpose whatsoever, nor will Executive use it in any way, except in the course of Executive’s employment with and for the benefit of NewPage or to enforce any rights or defend any claims under this Agreement or under any other agreement to which Executive is a party, provided that the disclosure is reasonably relevant to the enforcement of those rights or defense of those claims and is only disclosed in the related formal proceedings. Executive will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any Confidential Information.

7.3 Inventions. While employed by the Company, Executive will promptly disclose to and assign to the Company Executive’s entire interest in any invention, improvement or discovery made or conceived by Executive, either alone or jointly with others, that arises out of Executive’s employment or his relationship with NewPage. At the Company’s request and expense, Executive will reasonably assist NewPage during and after the Term in connection with any controversy or legal proceeding relating to the invention, improvement or discovery and in obtaining related domestic and foreign patent or other protection.

7.4 Non-Solicitation or Hire. During the Term and during any applicable “Extended Benefit Period” (together, the “Restricted Period”), (i) Executive will not directly or indirectly solicit or attempt to solicit or induce any Person who is a customer of NewPage or who was a customer of NewPage at any time within the 12 month period immediately prior to the Termination Date, for the purpose of marketing, selling or providing to that Person any services or products, or (ii) Executive will not directly or indirectly solicit or attempt to solicit or induce, nor directly or indirectly hire or attempt to hire, any employee of NewPage or any individual who was an employee of NewPage at any time within the 12-month period immediately prior to the Termination Date to terminate that employee’s employment relationship with NewPage in order, in either case, to enter into a similar relationship with Executive, any entity by which Executive is employed or serves as an officer or director or any other entity in competition with the Business.

7.5 Non-Competition. During the Restricted Period, Executive may not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of NewPage, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the Business anywhere in North America or any international market in which New Page conducts its business during the Term. Notwithstanding the foregoing, nothing in this Agreement will prevent Executive from owning, for passive investment purposes not intended to circumvent this Agreement, less than 2% of the publicly-traded common equity securities of any company engaged in the Business, so long as Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership.

7.6 Remedies and Specific Performance. The parties acknowledge that a breach or threatened breach by a party of any of the restrictions in this Section 7 will result in irreparable and continuing damage to the other party for which there may be no adequate remedy at law and agrees that the non-breaching party will be entitled to equitable relief, including specific performance and injunctive relief, as remedies for any breach or threatened breach. The parties hereby consent to the grant of an injunction (temporary or otherwise) against the breaching party or the entry of any other court order against the breaching party prohibiting and enjoining the violation of, or directing compliance with, this Section 7. These remedies will be in addition to all other remedies, including damages, available to the non-breaching party for a breach or threatened breach of this Agreement. In addition, without limiting the remedies for any breach of any restriction on Executive in this Section 7, except as required by law, Executive will not be entitled to any payments set forth in Section 6.1 if Executive breaches the covenants applicable to Executive contained in this Section 7.

8. Miscellaneous.

8.1 Notices. Any notice or other communication required or that may be given under this Agreement must be in writing and may be delivered personally or by courier, telegraphed, sent by facsimile transmission, or sent by certified, registered or express mail, postage prepaid, and will be deemed given when actually received at the following addresses or at any other address that either party may notify the other:

If to the Company: NewPage Corporation 8540 Gander Creek Drive Miamisburg, OH 45342 Attention: Vice President, Human Resources Fax: (937) 242-9324	If to Executive: Executive’s home address reflected in the Company’s records.

With a copy to: NewPage Corporation 8540 Gander Creek Drive Miamisburg, OH 45342 Attention: General Counsel Fax: (937) 242-9459

8.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement. The entities comprising NewPage are intended as third party beneficiaries of the restrictions on Executive in Section 7.

8.3 Representations and Warranties by Executive. Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any Person that would in any way preclude, inhibit, impair or limit Executive’s ability to perform his obligations under this Agreement, including non-competition, non-solicitation, or confidentiality agreements.

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by writing signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver of that right, power or privilege, nor will any waiver of a right, power or privilege on a particular occasion preclude exercise of that right, power or privilege on a different occasion or the exercise of any other right, power or privilege under this Agreement.

8.5 Governing Law and Venue. This Agreement will be governed and construed in accordance with Ohio law applicable to agreements made and to be performed entirely within Ohio, without regard to conflicts of laws principles. The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by the above-named courts. In addition, the parties irrevocably agree to the waiver of a jury trial.

8.6 Assignment; Binding Nature. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that its rights and obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

8.8 Interpretation. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained in this Agreement. As used in this Agreement, “including” means “including without limitation.”

8.9 Severability. The parties acknowledge that the restrictive covenants in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects. If any court determines that all or part of a covenant in Section 7 is invalid or unenforceable because of the geographic or temporal scope of that covenant, the parties desire that the court reduce the scope to the minimum extent necessary to make the covenant valid and enforceable. If any term, provision, covenant or restriction in Section 7 or elsewhere in this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

8.10 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due under this Agreement, the amount of withholding taxes due any federal, state or local authority in respect of that benefit or payment and to take any other action as may be necessary in the opinion of the Company or other payor to satisfy all obligations for the payment of withholding taxes. To the extent that any of the benefits or payments provided to Executive pursuant to this Agreement result in taxable income to Executive, Executive understands and acknowledges that he is solely responsible for the payment of any resulting taxes.

8.11 Section 409A. This Agreement and all compensation derived from this Agreement are intended to either be exempt from, or comply with, the requirements of Section 409A. Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement will be interpreted consistent with the preceding sentence and if a consistent interpretation is not possible, this Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and Executive, to comply with the requirements of Section 409A. By way of illustration, to the extent required to comply with the requirements of Section 409A, the words “termination of employment” or words or phrases to similar effect in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A. Notwithstanding any provision of this Agreement to the contrary, any payments provided under Sections 6.1(a)(2) and 6.1(a)(3) upon the separation from service of a “specified employee” (within the meaning of Section 409A and the Company’s policy, if any, for identifying specified employees), will be paid no earlier than the first business day of the seventh month after the specified employee’s separation from service, together with interest from the date of separation from service to the date of payment at the applicable federal rate under Section 7872(f)(2)(A) of the Code, as in effect on the date of separation from service. Further, to the extent that any in-kind benefit or reimbursement provided under this Agreement constitutes nonqualified deferred compensation, (i) the amount of any such in-kind benefit or reimbursement to which Executive may be entitled during a calendar year will not affect the amount to be provided in any other calendar year, (ii) any such benefit or reimbursement will not be subject to liquidation or exchange for another benefit, and (iii) any such reimbursement will be paid no later than the last day of the calendar year following the taxable year in which the reimbursable expense, if any, was incurred.

The Company and Executive, intending to be legally bound, have executed this Agreement as of the date shown above.

EXECUTIVE	NEWPAGE CORPORATION

/s/ George F. Martin	By:	/s/ Douglas K. Cooper
GEORGE F. MARTIN	Name:	Douglas K. Cooper
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A

FORM OF GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is made by GEORGE F. MARTIN (“Executive”), as of             , 20            (“Effective Date”), in favor of NEWPAGE CORPORATION (“Company”) and the other RELEASED PARTIES described below. This Release is made in conjunction with the Employment Agreement, dated as of December 13, 2012, between the Company and Executive (“Employment Agreement”). Capitalized terms that are defined in the Employment Agreement have the same meaning when used in this Release unless otherwise indicated. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive covenants and agrees as follows:

1. Subject to Section 2 below, Executive, individually and on behalf of his heirs, executors, administrators, representatives, agents, attorneys and assigns of every kind, hereby irrevocably, fully, unconditionally and forever releases, discharges and holds harmless, to the fullest extent permitted by applicable law, the Company and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their respective past and present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (collectively, the “Released Parties”), from and against any and all manner of claims, actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, demands and losses of any kind or nature whatsoever (based on any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, including without limitation any claims for attorneys’ fees or costs), whether known or unknown, that Executive has or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world until and through the effective date of this Release directly or indirectly related to or arising out of Executive’s past or present business relationships with the Released Parties, including without limitation any and all matters relating to Executive’s employment and termination of employment with the Company and other NewPage entities, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the state of Ohio (collectively “Claims”).

2. Notwithstanding Section 1 above, this Release will not apply to, and Executive will retain, any Claims arising from (i) Executive’s rights and the Company’s obligations under Sections 5.8, 6 and 7.1 of the Employment Agreement, (ii) Executive’s rights and the obligations of Holdings under [LIST ALL AWARD AGREEMENTS IN EXISTENCE UNDER THE HOLDINGS LTIP AND/OR ANY SUBSTITUTE, SUCCESSOR OR ADDITIONAL PLAN], and (iii) Executive’s right to indemnification and defense pursuant to the charter documents and bylaws of the Company or any other Released Party and pursuant to the Director and Officer Indemnification Agreement between the Company and Executive dated as of [•], and (v) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any other Released Party.

3. Without limiting the foregoing, and for avoidance of doubt, Executive understands and agrees that by signing this Release:

(a)	Executive is specifically and voluntarily waiving, releasing and forever giving up any and all claims that Executive may have against the Released Parties for illegal discrimination or retaliation or any kind or nature, including without limitation those based on my age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, disability and/or handicap, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, defamation, or injuries incurred on the job or as a result of my loss of employment or otherwise;

(b)	Executive is specifically and voluntarily waiving, releasing and forever giving up any and all Claims that Executive may have against the Released Parties for breach of contract, severance pay or separation pay, vacation pay, holiday pay, breach of promise, wrongful discharge, unjust dismissal, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional or negligent infliction of emotional distress, negligence and any other intentional torts; and

(c)	Executive is specifically and voluntarily waiving, releasing and forever giving up all Claims described in this Release through and including the Effective Date, including without limitation any alleged injuries or damages suffered at any time after the Effective Date by reason of the continued effects of alleged discriminatory acts or other conduct that occurred on or before the Effective Date.

4. Executive promises and agrees that, from and after the Effective Date, Executive will not, either individually or with any other Person, commence, maintain, prosecute, participate as a party, or permit to be filed by any other Person on my behalf, any action, charge, lawsuit, complaint or any administrative, arbitral, judicial or other proceeding with any governmental agency, or against Released Party with respect to any of the Claims released by Executive pursuant to Section 1 above. Executive understands that this Section 4 bars Executive from initiating legal action only to the fullest extent such a prohibition is valid under law. In addition, Executive agrees that, from and after the Effective Date, and to the fullest extent permitted under applicable law, Executive will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against Released Parties brought by or on behalf of any administrative agency or any executives or former executives of the Company other than pursuant to a valid judicial subpoena or court order. If any Person brings a Claim released under this Release on Executive’s behalf, Executive will waive any right to recovery under that Claim and will use commercially reasonable efforts to cooperate with Released Parties to have the claim dismissed.

5. Executive acknowledges that he has been given the opportunity to review and consider this Release for 21 days from the date he received a copy. If Executive elects to sign before the expiration of the 21 days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full 21 day period.

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6. Executive may revoke this Release after signing it by delivering written notice to the Secretary of the Company within seven days after the signing date shown below. This Release, provided it is not revoked, will be effective on the day after the end of the seven-day revocation period. If Executive so revokes this Release, then the parties will automatically return to the status quo existing immediately prior to the revocation, there will be no obligation on the part of the Company or any other Released Party to pay or provide the compensation described in Section 6 of the Employment Agreement, and Executive will repay to the Company any monies and return any other consideration previously paid or provided to Executive under Section 6 of the Employment Agreement.

7. Executive acknowledges that he has been advised to consult with an attorney prior to signing this Release.

8. Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above. Executive acknowledges that he has not relied on any representations or statements not set forth in this Release.

9. This Release is made in and will be governed by and construed in accordance with Ohio law. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions will be construed as if the invalid or unenforceable provision had not been included.

10. Executive understands and agrees that each of the individuals and entities identified as Released Parties in Section 1 of this Release are intended third-party beneficiaries of the releases and undertakings conveyed by Executive in this Release, and that each such third-party beneficiary will have the right to enforce the terms and conditions of this Release directly, in its own name and its own right, to the fullest extent that that right is afforded to the Company under this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive, intending to be legally bound, has executed and delivered this Release effective as of the Effective Date.

EXECUTIVE:

GEORGE F. MARTIN
Date Signed: , 20

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